Exhibit 7(d)

      AMENDED AND RESTATED SUPPLEMENT TO SCHEDULE A, DATED December 3, 2008

      To the Administration Agreement (the "Administration Agreement"), dated as of September 29, 2006, between Merrill Lynch Funds for Institutions Series (the "Trust"), a Massachusetts business trust, on behalf of itself and each of its series listed on Schedule A (each a "Fund" and together the "Funds"), and BlackRock Advisors, LLC (the "Administrator"), a Delaware limited liability company.

      The Trust on behalf of Merrill Lynch Select Institutional Fund hereby joins and agrees to be bound as of the date hereof by the Administration Agreement. This Amended and Restated Supplement replaces in its entirety that Supplement to Schedule A to the Administration Agreement dated as of November 16, 2007.

                               ADMINISTRATION FEE

                                                Percentage of the average daily
                  Fund                               Net Assets of the Fund
                  ----                               ----------------------
Merrill Lynch Select Institutional Fund                      0.13%*

* In exchange for the Administration Fee for the Merrill Lynch Select Institutional Fund, the Administrator agrees to pay all other ordinary expenses of the Fund, other than the Fund's pro rata portion of the advisory fee of the Merrill Lynch Institutional Portfolio of the Master Institutional Money Market LLC, the corresponding "master" portfolio in which the Fund invests all of its assets, payable indirectly by the Fund as an interest in the Institutional Portfolio so that the Fund's total annual operating expenses minus extraordinary expenses, if any, shall be no greater than 0.18% of the Fund's net assets. These other ordinary expenses include, but are not limited to, all other expenses incurred in the operation of the Fund, including, among other things, taxes, expenses for legal and auditing services, costs of printing proxies, shareholder reports and prospectuses and statements of additional information, charges of the custodian, any sub-custodian and any transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under federal, state or non-U.S. laws, fees and actual out-of-pocket expenses of the Trustees of the Trust who are not affiliated persons of the Administrator, or of an affiliate of the Administrator, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs and other ordinary expenses properly payable. In the event that the Administrator does not pay such expenses of the Fund, the Administration Fee shall be automatically reduced by an amount equal to the amount of such expenses not paid by the Administrator.

Acknowledged and Agreed:

                                        MERRILL LYNCH FUNDS FOR INSTITUTIONS
BLACKROCK ADVISORS, LLC                 SERIES, on behalf of its series
                                        MERRILL LYNCH SELECT INSTITUTIONAL FUND

By:   /s/ Donald C. Burke                By:   /s/ Donald C. Burke
     --------------------------               ----------------------------------
     Name:  Donald C. Burke                   Name:   Donald C. Burke
     Date:    Managing Director               Title:     Chief Executive Officer